                                 HAMPTON GREENS
                            10911 WOODMEADOW PARKWAY
                                 DALLAS, TEXAS

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                              AS OF APRIL 28, 2003

                                 PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                       &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                            [AMERICAN APPRAISAL ASSOCIATES LOGO]

                      [AMERICAN APPRAISAL ASSOCIATES LOGO]

                   [AMERICAN APPRAISAL ASSOCIATES LETTERHEAD]

                                                                   JULY 17, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  HAMPTON GREENS
     10911 WOODMEADOW PARKWAY
     DALLAS, DALLAS COUNTY, TEXAS

In accordance with your authorization, we have completed the appraisal of the above referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 309 units with a total of 216,528 square feet of rentable area. The improvements were built in 1985. The improvements are situated on 9 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 85% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
HAMPTON GREENS, DALLAS, TEXAS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective April 28, 2003 is:

                                  ($8,500,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Frank Fehribach

July 17, 2003                Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Texas State Certified General Real Estate Appraiser
                             #TX-1323954-G

Report By:
Shayne Hatch
Texas Appraiser Trainee
# TX-1330454-T

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
HAMPTON GREENS, DALLAS, TEXAS

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents


                                 APPRAISAL DATA

Executive Summary........................................................      4
Introduction.............................................................      9
Area Analysis............................................................     11
Market Analysis..........................................................     14
Site Analysis............................................................     16
Improvement Analysis.....................................................     16
Highest and Best Use.....................................................     17

                                    VALUATION

Valuation Procedure......................................................     18
Sales Comparison Approach................................................     20
Income Capitalization Approach...........................................     26
Reconciliation and Conclusion............................................     39

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
HAMPTON GREENS, DALLAS, TEXAS

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Hampton Greens
LOCATION:                         10911 Woodmeadow Parkway
                                  Dallas, Texas

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee Simple Estate

DATE OF VALUE:                    April 28, 2003
DATE OF REPORT:                   July 17, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
   Size:                          9 acres, or 392,040 square feet
   Assessor Parcel No.:           0085790N00002
   Floodplain:                    Community Panel No. 48113C0360K (February 5,
                                  2003)
                                  Flood Zone X, an area outside the floodplain.
   Zoning:                        MF-2 (A) (Multi Family District)

BUILDING:
   No. of Units:                  309 Units
   Total NRA:                     216,528 Square Feet
   Average Unit Size:             701 Square Feet
   Apartment Density:             34.3 units per acre
   Year Built:                    1985

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                          Square                 Market Rent        Monthly           Annual
Unit Type                  Feet            Per Unit      Per SF      Income           Income
1Br/1Ba - 1A10               523             $430        $0.82      $ 30,960        $  371,520
1Br/1Ba - 1B10               652             $450        $0.69      $ 56,700        $  680,400
1Br/1Ba - 1C10               745             $520        $0.70      $ 15,600        $  187,200
1Br/1Ba - 1D10               748             $575        $0.77      $ 15,525        $  186,300
2Br/2Ba - 2A20               892             $681        $0.76      $ 12,258        $  147,096
2Br/2Ba - 2B20               958             $720        $0.75      $  4,320        $   51,840
2Br/2Ba - 2C20             1,079             $800        $0.74      $ 24,000        $  288,000
Total                                                               $159,363        $1,912,356

OCCUPANCY:                         85%

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
HAMPTON GREENS, DALLAS, TEXAS

ECONOMIC LIFE:                              45 Years
EFFECTIVE AGE:                              18 Years
REMAINING ECONOMIC LIFE:                    27 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

   [PICTURE]                                            [PICTURE]
EXTERIOR BUILDING                       EXTERIOR APARTMENT & LAUNDRY BUILDINGS

                                    AREA MAP
                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
HAMPTON GREENS, DALLAS, TEXAS

                                NEIGHBORHOOD MAP
                                      [MAP]

HIGHEST AND BEST USE:
   As Vacant:                     Hold for future multi-family development
   As Improved:                   Continuation as its current use

METHOD OF VALUATION:              In this instance, the Sales Comparison and
                                  Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
HAMPTON GREENS, DALLAS, TEXAS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                        Amount                $/Unit
                                                        ------                ------
DIRECT CAPITALIZATION
Potential Rental Income                           $1,912,356              $ 6,189
Effective Gross Income                            $1,844,720              $ 5,970
Operating Expenses                                $  935,899              $ 3,029            50.7% of EGI
Net Operating Income:                             $  831,572              $ 2,691

Capitalization Rate                                     9.50%
DIRECT CAPITALIZATION VALUE                       $8,600,000 *            $27,832 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                    10 years
2002 Economic Vacancy                                     12%
Stabilized Vacancy & Collection Loss:                     10%
Lease-up / Stabilization Period                   12 months
Terminal Capitalization Rate                           10.00%
Discount Rate                                          11.00%
Selling Costs                                           3.00%
Growth Rates:
  Income                                                3.00%
  Expenses:                                             3.00%
DISCOUNTED CASH FLOW VALUE                        $8,800,000 *            $28,479 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE            $8,700,000              $28,155 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)              $27,016 to $39,835
  Range of Sales $/Unit (Adjusted)                $30,015 to $38,222
VALUE INDICATION - PRICE PER UNIT                 $9,400,000 *            $30,421 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales              4.24 to 5.50
  Selected EGIM for Subject                             4.50
  Subject's Projected EGI                         $1,844,720
EGIM ANALYSIS CONCLUSION                          $8,100,000 *            $26,214 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                  $7,500,000 *            $24,272 / UNIT

RECONCILED SALES COMPARISON VALUE                 $8,500,000              $27,508 / UNIT

--------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
HAMPTON GREENS, DALLAS, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                                         $9,400,000
   NOI Per Unit                                           $7,500,000
   EGIM Multiplier                                        $8,100,000
INDICATED VALUE BY SALES COMPARISON                       $8,500,000      $27,508 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                          $8,600,000
   Discounted Cash Flow Method:                           $8,800,000
INDICATED VALUE BY THE INCOME APPROACH                    $8,700,000      $28,155 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $8,500,000      $27,508 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
HAMPTON GREENS, DALLAS, TEXAS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 10911 Woodmeadow Parkway, Dallas, Dallas County, Texas. Dallas identifies it as 0085790N00002.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Shayne Hatch on April 28, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Shayne Hatch performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Shayne Hatch have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of April 28, 2003. The date of the report is July 17, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
HAMPTON GREENS, DALLAS, TEXAS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:                  6 to 12 months
   EXPOSURE PERIOD:                   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Hampton Greens CPGF 22 LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
HAMPTON GREENS, DALLAS, TEXAS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Dallas, Texas. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being single family residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - La Prada Drive and I-635
West  - Barnes Bridge Road and Ferguson Road
South - La Prada Drive
North - I-635

MAJOR EMPLOYERS

Major employers in the subject's area include Bank of America, Baylor University Medical Center, Children's Medical Center Dallas Medical City Dallas, Parkland Memorial Hospital, Presbyterian Hospital-Dallas, Southwest Airlines Texas Instruments Headquarters, UT Southwestern Med Center, and Vought. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
HAMPTON GREENS, DALLAS, TEXAS

                            NEIGHBORHOOD DEMOGRAPHICS

                                                  AREA
                               --------------------------------------------
CATEGORY                       1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS        MSA
------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  17,242         136,112         288,954       3,673,578
5-Year Population                   17,880         141,377         304,120       4,073,691
% Change CY-5Y                         3.7%            3.9%            5.2%           10.9%
Annual Change CY-5Y                    0.7%            0.8%            1.0%            2.2%
==========================================================================================
HOUSEHOLDS
Current Households                   7,086          49,590         106,302       1,333,540
5-Year Projected Households          7,223          50,610         109,613       1,464,730
% Change CY - 5Y                       1.9%            2.1%            3.1%            9.8%
Annual Change CY-5Y                    0.4%            0.4%            0.6%            2.0%
==========================================================================================

INCOME TRENDS
Median Household Income         $   36,931      $   39,713      $   41,168      $   52,302
Per Capita Income               $   20,514      $   18,987      $   20,568      $   25,319
Average Household Income        $   49,922      $   52,001      $   55,889      $   69,747
==========================================================================================

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                         AREA
                               ---------------------------------------------
CATEGORY                       1-MI. RADIUS     3-MI. RADIUS    5-MI. RADIUS      MSA
---------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting           49.80%           38.15%           38.28%        36.71%
5-Year Projected % Renting        49.78%           38.33%           38.39%        36.11%
=======================================================================================

% of Households Owning            40.34%           53.74%           52.22%        53.58%
5-Year Projected % Owning         40.07%           53.54%           52.25%        54.86%
=======================================================================================

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
HAMPTON GREENS, DALLAS, TEXAS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North  - Apartments/ I-635
South  - Golf Course
East  - Apartments and Residential
West  - Apartments and Residential

CONCLUSIONS

The subject is well located within the city of Dallas. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
HAMPTON GREENS, DALLAS, TEXAS

                                 MARKET ANALYSIS

The subject property is located in the city of Dallas in Dallas County. The overall pace of development in the subject's market is more or less stable. There is no new construction in the area of the subject. The following table illustrates historical vacancy rates for the subject's market.

                                    HISTORICAL VACANCY RATE

Period          Region           Submarket
------------------------------------------
 4Q01             N/A               9.4%
 1Q02             N/A              10.1%
 2Q02             N/A               9.7%
 3Q02             N/A              10.6%
 4Q02             8.6%             10.7%
 1Q03             9.4%             10.4%

Source: REIS

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has underperformed the overall market. Vacancy rates in the subject's submarket have been greater than those of the Dallas market. As of the 4th quarter of 2001 the vacancy rate in the submarket was 9.4%, and this has increased during the last year to 10.4% for the 1st quarter of 2003.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period          Region                % Change        Submarket        % Change
-------------------------------------------------------------------------------
 4Q01            N/A                       -             $621               -
 1Q02            N/A                     N/A             $609            -1.9%
 2Q02            N/A                     N/A             $619             1.6%
 3Q02            N/A                     N/A             $617            -0.3%
 4Q02            N/A                     N/A             $618             0.2%
 1Q03            N/A                     N/A             $619             0.2%

Source: REIS

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
HAMPTON GREENS, DALLAS, TEXAS
                             COMPETITIVE PROPERTIES

No.                 Property Name            Units              Ocpy.   Year Built    Proximity to subject
----------------------------------------------------------------------------------------------------------
  R-1               La Prada Club            Unk.                NA        1988            0.25 Miles
  R-2               Oak Meadow Apartments    Unk.                NA        1989            0.25 Miles
  R-3               Gables Point Apartments  152                 NA        1989            0.25 Miles
  R-4               Honey Creek Apartments   656                 NA        1989            0.75 Miles
  R-5               Greens Crossing          364                 NA        1988            0.25 Miles
Subject             Hampton Greens           309                 85%       1985

The market rental rates have remained virtually unchanged over the last year. At year end 2001, the average rental rate for the subject's submarket was $621 per unit. As of the 1st quarter of 2003 the submarket average rental rate was $619 per unit.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
HAMPTON GREENS, DALLAS, TEXAS

                              PROPERTY DESCRIPTION

SITE ANALYSIS
   Site Area                      9 acres, or 392,040 square feet
   Shape                          Irregular
   Topography                     Level
   Utilities                      All necessary utilities are available to the
                                  site.
   Soil Conditions                Stable
   Easements Affecting Site       None other than typical utility easements
   Overall Site Appeal            Average
   Flood Zone:
     Community Panel              48113C0360K, dated February 5, 2003
     Flood Zone                   Zone X
   Zoning                         MF-2 (A), the subject improvements represent a
                                  legal conforming use of the site.

REAL ESTATE TAXES

                                      ASSESSED VALUE - 2002
                              ----------------------------------------        TAX RATE /         PROPERTY
PARCEL NUMBER                    LAND       BUILDING           TOTAL          MILL RATE            TAXES
----------------------------------------------------------------------------------------------------------
0085790N00002                 $1,176,120   $7,384,710        $8,560,830        0.02803            $239,946

IMPROVEMENT ANALYSIS
   Year Built                     1985
   Number of Units                309
   Net Rentable Area              216,528 Square Feet
   Construction:
     Foundation                   Reinforced concrete slab
     Frame                        Heavy or light wood
     Exterior Walls               Brick or masonry
     Roof                         Composition shingle over a wood truss
                                  structure
   Project Amenities              Amenities at the subject include a swimming
                                  pool, spa/jacuzzi, gym room, barbeque
                                  equipment, laundry room, business office, and parking area.

   Unit Amenities                 Individual unit amenities include a balcony,
                                  fireplace, cable TV connection and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
HAMPTON GREENS, DALLAS, TEXAS

   Unit Mix:

                                                    Unit Area
Unit Type                   Number of Units          (Sq. Ft.)
1Br/1Ba - 1A10                     72                   523
1Br/1Ba - 1B10                    126                   652
1Br/1Ba - 1C10                     30                   745
1Br/1Ba - 1D10                     27                   748
2Br/2Ba - 2A20                     18                   892
2Br/2Ba - 2B20                      6                   958
2Br/2Ba - 2C20                     30                 1,079

   Overall Condition              Average
   Effective Age                  18 years
   Economic Life                  45 years
   Remaining Economic Life        27 years
   Deferred Maintenance           None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1985 and consist of a 309-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
HAMPTON GREENS, DALLAS, TEXAS

                              THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
HAMPTON GREENS, DALLAS, TEXAS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
HAMPTON GREENS, DALLAS, TEXAS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
HAMPTON GREENS, DALLAS, TEXAS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                    COMPARABLE                  COMPARABLE
         DESCRIPTION                       SUBJECT                    I - 1                       I - 2
-----------------------------------------------------------------------------------------------------------------
  Property Name                   Hampton Greens             Enfield Apartments         Stoney Creek Apartments

LOCATION:
  Address                         10911 Woodmeadow Parkway   11330 Amanda Lane          11333 Amanda Lane

  City, State                     Dallas, Texas              Dallas, TX                 Dallas, TX
  County                          Dallas                     Dallas                     Dallas
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          216,528                    208,376                    276,296
  Year Built                      1985                       1984                       1984
  Number of Units                 309                        286                        364

  Unit Mix:                       Type               Total   Type               Total   Type                Total
                                  1Br/1Ba - 1A10       72    1Br/1Ba- A          226    1Br/1Ba- A           288
                                  1Br/1Ba - 1B10      126    2Br/2Ba- 2A          60    2Br/2Ba- 2A           76
                                  1Br/1Ba - 1C10       30
                                  1Br/1Ba - 1D10       27
                                  2Br/2Ba - 2A20       18
                                  2Br/2Ba - 2B20        6
                                  2Br/2Ba- 2C20        30
  Average Unit Size (SF)          701                        729                        759
  Land Area (Acre)                9.0000                     8.3800                     14.7500
  Density (Units/Acre)            34.3                       34.1                       24.7
  Parking Ratio (Spaces/Unit)     1.41                       1.48                       1.37
  Parking Type (Gr., Cov., etc.)  Open                       Open                       Open
CONDITION:                        Average                    Good                       Average
APPEAL:                           Average                    Good                       Average
AMENITIES:
  Pool/Spa                        Yes/Yes                    Yes/Yes                    Yes/Yes
  Gym Room                        Yes                        Yes                        No
  Laundry Room                    Yes                        Yes                        No
  Secured Parking                 No                         Yes                        No
  Sport Courts                    No                         No                         No

OCCUPANCY:                        85%                        N/A                        N/A
TRANSACTION DATA:
  Sale Date                                                  August, 2001               August, 2001
  Sale Price ($)                                             $10,000,000                $14,500,000
  Grantor                                                    Winthrop Texas Investors   Stoney Creek GPGF 22 (LP)

  Grantee                                                    Dallas City Homes-Amanda   Stoney Creek (LLC)
                                                             Lane LLC
  Sale Documentation                                         DAA-83004                  DAA-77912
  Verification                                               Oboyle Properties          Oboyle Properties
  Telephone Number                                           972-934-3400               972-934-3400

ESTIMATED PRO-FORMA:                                         Total $     $/Unit  $/SF    Total $    $/Unit  $/SF
  Potential Gross Income                                     $        0  $    0  $0.00  $        0  $    0  $0.00
  Vacancy/Credit Loss                                        $        0  $    0  $0.00  $        0  $    0  $0.00
  Effective Gross Income                                     $2,040,048  $7,133  $9.79  $2,635,512  $7,240  $9.54
  Operating Expenses                                         $  843,558  $2,950  $4.05  $1,071,671  $2,944  $3.88
  Net Operating Income                                       $1,196,490  $4,184  $5.74  $1,563,841  $4,296  $5.66
NOTES:

  PRICE PER UNIT                                                        $34,965                    $39,835
  PRICE PER SQUARE FOOT                                                 $ 47.99                    $ 52.48
  EXPENSE RATIO                                                            41.3%                      40.7%
  EGIM                                                                     4.90                       5.50
  OVERALL CAP RATE                                                        11.96%                     10.79%
  Cap Rate based on Pro Forma or Actual Income?                         ACTUAL                     ACTUAL

                                          COMPARABLE                COMPARABLE                  COMPARABLE
         DESCRIPTION                        I - 3                     I - 4                       I - 5
--------------------------------------------------------------------------------------------------------------------
  Property Name                   Sunflower Apartments        Canyon Parke Apartments  Meadow Creek Apartments

LOCATION:
  Address                         8401 Skillman Street        2202 Hollybush Drive     518 Tacoma Drive

  City, State                     Dallas, TX                  Dallas, TX               Garland, TX
  County                          Dallas                      Dallas                   Dallas
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          178,152                     289,853                  102,672
  Year Built                      1978                        1975                     1979
  Number of Units                 248                         312                      128

  Unit Mix:                       Type                Total          Type      Total      Type                Total
                                  1 Bedroom Units      192    N/A                      1Br/1Ba-A                32
                                  2 Bedroom Units       56                             2Br/1.5Ba-2A             16
                                                                                       2Br/1.5Ba-2B             16
                                                                                       2Br/1.5Ba-2C             16
                                                                                       2Br/2Ba-2D               32
                                                                                       2Br/2Ba-2E               16

  Average Unit Size (SF)          718                         929                      802
  Land Area (Acre)                8.1200                      13.5500                  7.3900
  Density (Units/Acre)            30.5                        23.0                     17.3
  Parking Ratio (Spaces/Unit)     1.44                        N/A                      1.50
  Parking Type (Gr., Cov., etc.)  Open                        Open                     Open
CONDITION:                        Average                     Fair                     Average
APPEAL:                           Average                     Fair                     Average
AMENITIES:
  Pool/Spa                        Yes/No                      Yes/No                   Yes/No
  Gym Room                        Yes                         No                       No
  Laundry Room                    Yes                         Yes                      Yes
  Secured Parking                 No                          Yes                      No
  Sport Courts                    No                          No                       No

OCCUPANCY:                        N/A                         N/A                      N/A
TRANSACTION DATA:
  Sale Date                       December, 2000              April, 2000              February, 2000
  Sale Price ($)                  $6,700,000                  $10,000,000              $3,690,000
  Grantor                         Dek Associates              Southwest Canyon Park    MLD/HI-Life Properties (J.V.)
                                                              Partners (LP)
  Grantee                         Sunflower Apartments        Canyon Park 312 (Ltd)    Meadow Creek Apartments
                                                                                       (LP)
  Sale Documentation              20237-4945                  200068-4892              200032-0517
  Verification                    Oboyle Properties           Lewis                    Mr. Gottsacker
  Telephone Number                972-934-3400                972-458-7300             214-373-1322

ESTIMATED PRO-FORMA:               Total $    $/Unit  $/SF    Total $  $/Unit  $/SF    Total $     $/Unit     $/SF
  Potential Gross Income          $        0  $    0  $0.00    $   0   $    0  $0.00   $      0    $    0     $0.00
  Vacancy/Credit Loss             $        0  $    0  $0.00    $   0   $    0  $0.00   $      0    $    0     $0.00
  Effective Gross Income          $1,551,295  $6,255  $8.71    $   0   $    0  $0.00   $869,864    $6,796     $8.47
  Operating Expenses              $  674,956  $2,722  $3.79    $   0   $    0  $0.00   $485,944    $3,796     $4.73
  Net Operating Income            $  876,339  $3,534  $4.92    $   0   $    0  $0.00   $383,920    $2,999     $3.74
NOTES:

  PRICE PER UNIT                             $27,016                  $32,051                     $28,828
  PRICE PER SQUARE FOOT                      $ 37.61                  $ 34.50                     $ 35.94
  EXPENSE RATIO                                 43.5%                   N/A                          55.9%
  EGIM                                          4.32                    N/A                          4.24
  OVERALL CAP RATE                             13.08%                   N/A                         10.40%
  Cap Rate based on Pro Forma or
    Actual Income?                          ACTUAL                                               ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
HAMPTON GREENS, DALLAS, TEXAS

                               IMPROVED SALES MAP
                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $27,016 to $39,835 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $30,015 to $38,222 per unit with a mean or average adjusted price of $32,744 per unit. The median adjusted price is $31,058 per unit. Based on the following analysis, we have concluded to a value of $31,000 per unit, which results in an "as is" value of $9,400,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
HAMPTON GREENS, DALLAS, TEXAS

SALES ADJUSTMENT GRID

DESCRIPTION                                   SUBJECT                   COMPARABLE                COMPARABLE
                                                                          I - 1                     I - 2
  Property Name                       Hampton Greens            Enfield Apartments        Stoney Creek Apartments
  Address                             10911 Woodmeadow Parkway  11330 Amanda Lane         11333 Amanda Lane
  City                                Dallas, Texas             Dallas, TX                Dallas, TX
  Sale Date                                                     August, 2001              August, 2001
  Sale Price ($)                                                $10,000,000               $14,500,000
  Net Rentable Area (SF)              216,528                   208,376                   276,296
  Number of Units                     309                       286                       364
  Price Per Unit                                                $34,965                   $39,835
  Year Built                          1985                      1984                      1984
  Land Area (Acre)                    9.0000                    8.3800                    14.7500
VALUE ADJUSTMENTS                            DESCRIPTION           DESCRIPTION      ADJ.  DESCRIPTION              ADJ.
  Property Rights Conveyed            Fee Simple Estate         Fee Simple Estate    0%   Fee Simple Estate         0%
  Financing                                                     Cash To Seller       0%   Cash To Seller            0%
  Conditions of Sale                                            Arm's Length         0%   Arm's Length              0%
  Date of Sale (Time)                                           08-2001              1%   08-2001                   1%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                      $35,315                      $40,234
  Location                                                      Comparable           0%   Comparable                0%
  Number of Units                     309                       286                  0%   364                       0%
  Quality / Appeal                    Good                      Comparable           0%   Comparable                0%
  Age / Condition                     1985                      1984 / Good          0%   1984 / Average            0%
  Occupancy at Sale                   85%                       N/A                  0%   N/A                       0%
  Amenities                           Good                      Comparable           0%   Comparable                0%
  Average Unit Size (SF)              701                       729                 -5%   759                      -5%
PHYSICAL ADJUSTMENT                                                                 -5%                            -5%
FINAL ADJUSTED VALUE ($/UNIT)                                            $33,549                       $38,222

DESCRIPTION                                     COMPARABLE                     COMPARABLE                        COMPARABLE
                                                  I - 3                           I - 4                             I - 5
  Property Name                      Sunflower Apartments             Canyon Parke Apartments         Meadow Creek Apartments
  Address                            8401 Skillman Street             2202 Hollybush Drive            518 Tacoma Drive
  City                               Dallas, TX                       Dallas, TX                      Garland, TX
  Sale Date                          December, 2000                   April, 2000                     February, 2000
  Sale Price ($)                     $6,700,000                       $10,000,000                     $3,690,000
  Net Rentable Area (SF)             178,152                          289,853                         102,672
  Number of Units                    248                              312                             128
  Price Per Unit                     $27,016                          $32,051                         $28,828
  Year Built                         1978                             1975                            1979
  Land Area (Acre)                   8.1200                           13.5500                         7.3900
VALUE ADJUSTMENTS                    DESCRIPTION              ADJ.    DESCRIPTION              ADJ.   DESCRIPTION              ADJ.
  Property Rights Conveyed           Fee Simple Estate         0%     Fee Simple Estate          0%   Fee Simple Estate         0%
  Financing                          Cash To Seller            0%     Cash To Seller             0%   Cash To Seller            0%
  Conditions of Sale                 Arm's Length              0%     Arm's Length               0%   Arm's Length              0%
  Date of Sale (Time)                12-2000                   1%     04-2000                    2%   02-2000                   2%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $27,286                            $32,692                    $29,405
  Location                           Comparable                0%     Superior                 -10%   Inferior                 10%
  Number of Units                    248                       0%     312                        0%   128                     -10%
  Quality / Appeal                   Inferior                  5%     Inferior                   5%   Inferior                 10%
  Age / Condition                    1978 / Average            5%     1975 / Fair               10%   1979 / Average            5%
  Occupancy at Sale                  N/A                       0%     N/A                        0%   N/A                       0%
  Amenities                          Comparable                0%     Comparable                 0%   Comparable                0%
  Average Unit Size (SF)             718                       0%     929                      -10%   802                     -10%
PHYSICAL ADJUSTMENT                                           10%                               -5%                             5%
FINAL ADJUSTED VALUE ($/UNIT)                $30,015                            $31,058                     $30,875

SUMMARY

VALUE RANGE (PER UNIT)             $30,015   TO   $   38,222
MEAN (PER UNIT)                    $32,744
MEDIAN (PER UNIT)                  $31,058
VALUE CONCLUSION (PER UNIT)        $31,000

VALUE OF IMPROVEMENT & MAIN SITE                  $9,579,000
  LESS: LEASE-UP COST                            -$   59,000
  PV OF CONCESSIONS                              -$  123,000
VALUE INDICATED BY SALES COMPARISON               $9,397,000
APPROACH
ROUNDED                                           $9,400,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
HAMPTON GREENS, DALLAS, TEXAS

                             NOI PER UNIT COMPARISON

COMPARABLE    NO. OF    SALE PRICE                   NOI/           SUBJECT NOI        ADJUSTMENT    INDICATED
   NO.        UNITS     PRICE/UNIT       OAR        NOI/UNIT       SUBJ. NOI/UNIT      FACTOR        VALUE/UNIT
---------------------------------------------------------------------------------------------------------------
   I-1         286      $10,000,000     11.96%     $1,196,490         $831,572           0.643         $22,492
                        $    34,965                $    4,184         $  2,691
   I-2         364      $14,500,000     10.79%     $1,563,841         $831,572           0.626         $24,953
                        $    39,835                $    4,296         $  2,691
   I-3         248      $ 6,700,000     13.08%     $  876,339         $831,572           0.762         $20,575
                        $    27,016                $    3,534         $  2,691
   I-4         312      $10,000,000      N/A                          $831,572
                        $    32,051                                   $  2,691
   I-5         128      $ 3,690,000     10.40%     $  383,920         $831,572           0.897         $25,866
                        $    28,828                $    2,999         $  2,691

                 PRICE/UNIT                        VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
-----------------------------------------------------------------------------------------------------
  Low         High     Average       Median      Estimated Price Per Unit                  $   25,000
$20,575     $25,866    $23,471      $23,722      Number of Units                                  309

                                                 Value                                     $7,725,000
                                                   Less: Lease-Up Cost                    -$   59,000
                                                   PV of Concessions                      -$  123,000
                                                 Value Based on NOI Analysis              $ 7,543,000
                                                                                Rounded   $ 7,500,000

The adjusted sales indicate a range of value between $20,575 and $25,866 per unit, with an average of $23,471 per unit. Based on the subject's competitive position within the improved sales, a value of $25,000 per unit is estimated. This indicates an "as is" market value of $7,500,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
HAMPTON GREENS, DALLAS, TEXAS

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

COMPARABLE    NO. OF    SALE PRICE       EFFECTIVE       OPERATING                   SUBJECT
    NO.       UNITS     PRICE/UNIT      GROSS INCOME      EXPENSE        OER      PROJECTED OER    EGIM
-------------------------------------------------------------------------------------------------------
I-1             286     $10,000,000      $2,040,048      $  843,558     41.35%                     4.90
                        $    34,965
I-2             364     $14,500,000      $2,635,512      $1,071,671     40.66%                     5.50
                        $    39,835
I-3             248     $ 6,700,000      $1,551,295      $  674,956     43.51%       50.73%        4.32
                        $    27,016
I-4             312     $10,000,000
                        $    32,051
I-5             128     $ 3,690,000      $  869,864      $  485,944     55.86%                     4.24
                        $    28,828

               EGIM                        VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
--------------------------------------     --------------------------------------------------
Low       High      Average     Median     Estimate EGIM                                 4.50

4.24      5.50       4.74        4.61      Subject EGI                             $1,844,720

                                           Value                                   $8,301,242
                                           Less: Lease-Up Cost                    -$   59,000
                                           PV of                                  -$  123,000
                                           Concessions
                                           Value Based on EGIM
                                           Analysis                                $8,119,242
                                                                   Rounded         $8,100,000

                                                Value Per Unit                     $   26,214

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 50.73% before reserves. The comparable sales indicate a range of expense ratios from 40.66% to 55.86%, while their EGIMs range from 4.24 to 5.50. Overall, we conclude to an EGIM of 4.50, which results in an "as is" value estimate in the EGIM Analysis of $8,100,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $8,500,000.

Price Per Unit                                        $9,400,000
NOI Per Unit                                          $7,500,000
EGIM Analysis                                         $8,100,000

Sales Comparison Conclusion                           $8,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
HAMPTON GREENS, DALLAS, TEXAS

                       INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
HAMPTON GREENS, DALLAS, TEXAS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                 Average
                          Unit Area        -------------------
Unit Type                 (Sq. Ft.)        Per Unit     Per SF    %Occupied
---------------------------------------------------------------------------
1Br/1Ba - 1A10               523             $413       $0.79       81.9%
1Br/1Ba - 1B10               652             $464       $0.71       85.7%
1Br/1Ba - 1C10               745             $527       $0.71      100.0%
1Br/1Ba - 1D10               748             $529       $0.71       92.6%
2Br/2Ba - 2A20               892             $681       $0.76       83.3%
2Br/2Ba - 2B20               958             $687       $0.72      100.0%
2Br/2Ba- 2C20               1079             $712       $0.66       70.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
HAMPTON GREENS, DALLAS, TEXAS


                                  RENT ANALYSIS

                                                                 COMPARABLE RENTS
                                                   ---------------------------------------------------
                                                     R-1        R-2        R-3        R-4       R-5
                                                   ---------------------------------------------------
                                                                Oak      Gables      Honey
                                                   La Prada    Meadow     Point      Creek     Greens
                                   SUBJECT SUBJECT   Club    Apartments Apartments Apartments Crossing
                                                   ---------------------------------------------------
                     SUBJECT UNIT  ACTUAL  ASKING                COMPARISON TO SUBJECT
                                                   ---------------------------------------------------
 DESCRIPTION            TYPE        RENT    RENT   Superior    Similar    Similar   Similar    Similar  MIN   MAX  MEDIAN AVERAGE
 -----------            ----        ----    ----   --------    -------    -------   -------    -------  ---   ---  ------ -------
Monthly Rent        1BR/1BA - 1A10 $   413         $    590  $      445 $      420 $      450 $    405 $ 405 $ 590 $  445 $   462
Unit Area (SF)                         523    523       630         456        514        518      512   456   630    514     526
Monthly Rent Per
Sq. Ft.                            $  0.79         $   0.94  $     0.98 $     0.82 $     0.87 $   0.79 $0.79 $0.98 $ 0.87 $  0.88

Monthly Rent        1BR/1BA - 1B10 $   464         $    605             $      450 $      503 $    470 $ 450 $ 605 $  487 $   507
Unit Area (SF)                         652    652       647                    639        686      667   639   686    657     660
Monthly Rent Per
Sq. Ft.                            $  0.71         $   0.94             $     0.70 $     0.73 $   0.70 $0.70 $0.94 $ 0.72 $  0.77

Monthly Rent        1BR/1BA - 1C10 $   527         $    695  $      558 $      535 $      535 $    485 $ 485 $ 695 $  535 $   562
Unit Area (SF)                         745    745       729         743        723        759      702   702   759    729     731
Monthly Rent Per
Sq. Ft.                            $  0.71         $   0.95  $     0.75 $     0.74 $     0.70 $   0.69 $0.69 $0.95 $ 0.74 $  0.77

Monthly Rent        1BR/1BA - 1D10 $   529                              $      685                     $ 685 $ 685 $  685 $   685
Unit Area (SF)                         748    748                              940                       940   940    940     940
Monthly Rent Per
Sq. Ft.                            $  0.71                              $     0.73                     $0.73 $0.73 $ 0.73 $  0.73

Monthly Rent        2BR/2BA - 2A20 $   681                   $      710            $      655 $    560 $ 560 $ 710 $  655 $   642
Unit Area (SF)                         892    892                   841                   867      852   841   867    852     853
Monthly Rent Per
Sq. Ft.                            $  0.76                   $     0.84            $     0.76 $   0.66 $0.66 $0.84 $ 0.76 $  0.75

Monthly Rent        2BR/2BA - 2B20 $   687         $    840  $      765            $      725 $    720 $ 720 $ 840 $  745 $   763
Unit Area (SF)                         958    958       987         996                   953      927   927   996    970     966
Monthly Rent Per
Sq. Ft.                            $  0.72         $   0.85  $     0.77            $     0.76 $   0.78 $0.76 $0.85 $ 0.77 $  0.79

Monthly Rent        2BR/2BA- 2C20  $   712         $    890                                   $    809 $ 809 $ 890 $  850 $   850
Unit Area (SF)                       1,079  1,079     1,059                                      1,067 1,059 1,067  1,063   1,063
Monthly Rent Per
Sq. Ft.                            $  0.66         $   0.84                                   $   0.76 $0.76 $0.84 $ 0.80 $  0.80

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION


                                        Unit Area        Market Rent            Monthly       Annual
                                                     --------------------
 Unit Type         Number of Units      (Sq. Ft.)    Per Unit      Per SF        Income       Income
 ---------         ---------------      ---------    --------      ------        ------       ------
1Br/1Ba - 1A10           72                523       $    430      $ 0.82       $ 30,960    $  371,520
1Br/1Ba - 1B10          126                652       $    450      $ 0.69       $ 56,700    $  680,400
1Br/1Ba - 1C10           30                745       $    520      $ 0.70       $ 15,600    $  187,200
1Br/1Ba - 1D10           27                748       $    575      $ 0.77       $ 15,525    $  186,300
2Br/2Ba - 2A20           18                892       $    681      $ 0.76       $ 12,258    $  147,096
2Br/2Ba - 2B20            6                958       $    720      $ 0.75       $  4,320    $   51,840
2Br/2Ba- 2C20            30              1,079       $    800      $ 0.74       $ 24,000    $  288,000
                                                                   Total        $159,363    $1,912,356

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
HAMPTON GREENS, DALLAS, TEXAS

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
HAMPTON GREENS, DALLAS, TEXAS




 SUMMARY OF HISTORICAL INCOME & EXPENSES

                          FISCAL YEAR   2000   FISCAL YEAR   2001   FISCAL YEAR  2002    FISCAL YEAR  2003
                          -----------------------------------------------------------------------------------

                                 ACTUAL               ACTUAL               ACTUAL         MANAGEMENT BUDGET
                          -----------------------------------------------------------------------------------
    DESCRIPTION             TOTAL     PER UNIT    TOTAL    PER UNIT    TOTAL    PER UNIT   TOTAL     PER UNIT
    ----------              -----     --------    -----    --------    -----    --------   -----     --------
Revenues
   Rental Income          $2,069,227  $  6,697  $2,117,656 $  6,853  $2,017,162 $  6,528 $1,996,072  $  6,460

Vacancy                   $  106,289  $    344  $  207,934 $    673  $  159,602 $    517 $  117,000  $    379
Credit Loss/Concessions   $   53,567  $    173  $  139,312 $    451  $   87,571 $    283 $   54,900  $    178
                          ----------  --------  ---------- --------  ---------- -------- ----------  --------
    Subtotal              $  159,856  $    517  $  347,246 $  1,124  $  247,173 $    800 $  171,900  $    556

   Laundry Income         $        0  $      0  $   19,884 $     64  $   21,119 $     68 $   21,648  $     70
   Garage Revenue         $        0  $      0  $        0 $      0  $        0 $      0 $        0  $      0
   Other Misc. Revenue    $  116,425  $    377  $   85,668 $    277  $  102,481 $    332 $   94,800  $    307
                          ----------  --------  ---------- --------  ---------- -------- ----------  --------
    Subtotal Other Income $  116,425  $    377  $  105,552 $    342  $  123,600 $    400 $  116,448  $    377
                          ----------  --------  ---------- --------  ---------- -------- ----------  --------
Effective Gross Income    $2,025,796  $  6,556  $1,875,962 $  6,071  $1,893,589 $  6,128 $1,940,620  $  6,280
Operating Expenses
   Taxes                  $  211,131  $    683  $  266,704 $    863  $  232,061 $    751 $  240,993  $    780
   Insurance              $   25,556  $     83  $   39,968 $    129  $   60,483 $    196 $   69,531  $    225
   Utilities              $   87,433  $    283  $  106,706 $    345  $   80,283 $    260 $  108,600  $    351
   Repair & Maintenance   $   25,147  $     81  $   32,240 $    104  $   32,139 $    104 $   41,100  $    133
   Cleaning               $   73,357  $    237  $   77,563 $    251  $   61,393 $    199 $   66,600  $    216
   Landscaping            $   42,015  $    136  $   48,555 $    157  $   54,259 $    176 $   58,136  $    188
   Security               $        0  $      0  $        0 $      0  $        0 $      0 $        0  $      0
   Marketing & Leasing    $   34,489  $    112  $   32,543 $    105  $   30,105 $     97 $   44,910  $    145
   General Administrative $  238,119  $    771  $  223,854 $    724  $  249,357 $    807 $  205,256  $    664
   Management             $  103,790  $    336  $   93,354 $    302  $   97,526 $    316 $  100,031  $    324
   Miscellaneous          $        0  $      0  $        0 $      0  $        0 $      0 $        0  $      0
                          ----------  --------  ---------- --------  ---------- -------- ----------  --------
Total Operating Expenses  $  841,037  $  2,722  $  921,487 $  2,982  $  897,606 $  2,905 $  935,157  $  3,026
   Reserves               $        0  $      0  $        0 $      0  $        0 $      0 $        0  $      0
                          ----------  --------  ---------- --------  ---------- -------- ----------  --------
Net Income                $1,184,759  $  3,834  $  954,475 $  3,089  $  995,983 $  3,223 $1,005,463  $  3,254

                           ANNUALIZED   2003
                           -------------------
                              PROJECTION              AAA PROJECTION
                           -----------------------------------------------
DESCRIPTION                  TOTAL    PER UNIT   TOTAL    PER UNIT   %
-----------                  -----    --------   -----    --------   --
Revenues
   Rental Income           $1,899,076 $ 6,146  $1,912,356 $  6,189  100.0%

Vacancy                    $  194,376 $    629 $  152,988 $    495    8.0%
Credit Loss/Concessions    $  135,136 $    437 $   38,247 $    124    2.0%
                           ---------- -------- ---------- --------  -----
    Subtotal               $  329,512 $  1,066 $  191,236 $    619   10.0%

   Laundry Income          $   28,704 $     93 $   21,630 $     70    1.1%
   Garage Revenue          $        0 $      0 $        0 $      0    0.0%
   Other Misc. Revenue     $  111,064 $    359 $  101,970 $    330    5.3%
                           ---------- -------- ---------- --------  -----
   Subtotal Other Income   $  139,768 $    452 $  123,600 $    400    6.5%
                           ---------- -------- ---------- --------  -----
Effective Gross Income     $1,709,332 $  5,532 $1,844,720 $  5,970  100.0%
Operating Expenses
   Taxes                   $  241,460 $    781 $  254,925 $    825   13.8%
   Insurance               $   68,792 $    223 $   69,525 $    225    3.8%
   Utilities               $   87,152 $    282 $   92,700 $    300    5.0%
   Repair & Maintenance    $   20,248 $     66 $   33,990 $    110    1.8%
   Cleaning                $   51,912 $    168 $   69,525 $    225    3.8%
   Landscaping             $   55,036 $    178 $   55,620 $    180    3.0%
   Security                $        0 $      0 $        0 $      0    0.0%
   Marketing & Leasing     $   35,552 $    115 $   38,625 $    125    2.1%
   General Administrative  $  261,892 $    848 $  247,200 $    800   13.4%
   Management              $   89,148 $    289 $   73,789 $    239    4.0%
   Miscellaneous           $        0 $      0 $        0 $      0    0.0%

Total Operating Expenses   $  911,192 $  2,949 $  935,899 $  3,029   50.7%
                           ---------- -------- ---------- --------  -----
   Reserves                $        0 $      0 $   77,250 $    250    8.3%
                           ---------- -------- ---------- --------  -----
Net Income                 $  798,140 $  2,583 $  831,572 $  2,691   45.1%


REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
HAMPTON GREENS, DALLAS, TEXAS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                              CAPITALIZATION RATES
-------------------------------------------------------------
                   GOING-IN                      TERMINAL
            -------------------------------------------------
             LOW            HIGH           LOW          HIGH
            -------------------------------------------------
RANGE       6.00%          10.00%          7.00%        10.00%
AVERAGE            8.14%                        8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
HAMPTON GREENS, DALLAS, TEXAS

                SUMMARY OF OVERALL
                CAPITALIZATION RATES

COMP. NO.       SALE DATE     OCCUP.    PRICE/UNIT      OAR
-----------------------------------------------------------
  I-1             Aug-01       N/A       $34,965       11.96%
  I-2             Aug-01       N/A       $39,835       10.79%
  I-3             Dec-00       N/A       $27,016       13.08%
  I-4             Apr-00       N/A       $32,051        N/A
  I-5             Feb-00       N/A       $28,828       10.40%
============================================================
                                              High     13.08%
                                               Low     10.40%
                                           Average     11.56%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $8,800,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
HAMPTON GREENS, DALLAS, TEXAS

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
HAMPTON GREENS, DALLAS, TEXAS

DISCOUNTED CASH FLOW ANALYSIS

                                 HAMPTON GREENS

YEAR                                   APR-2004     APR-2005     APR-2006     APR-2007     APR-2008     APR-2009     APR-2010
FISCAL YEAR                               1             2           3             4            5           6            7
REVENUE
  Base Rent                           $1,912,356   $1,912,356   $1,950,603   $2,009,121   $2,069,395   $2,131,477   $2,195,421

  Vacancy                             $  220,973   $  152,988   $  156,048   $  160,730   $  165,552   $  170,518   $  175,634
  Credit Loss                         $   38,247   $   38,247   $   39,012   $   40,182   $   41,388   $   42,630   $   43,908
  Concessions                         $   57,371   $   38,247   $   19,506   $   20,091   $   20,694   $        0   $        0
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Subtotal                          $  316,591   $  229,483   $  214,566   $  221,003   $  227,633   $  213,148   $  219,542

  Laundry Income                      $   21,630   $   21,630   $   22,063   $   22,724   $   23,406   $   24,108   $   24,832
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $  101,970   $  101,970   $  104,009   $  107,130   $  110,344   $  113,654   $  117,063
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Subtotal Other Income             $  123,600   $  123,600   $  126,072   $  129,854   $  133,750   $  137,762   $  141,895
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------

Effective Gross Income                $1,719,365   $1,806,473   $1,862,109   $1,917,972   $1,975,511   $2,056,091   $2,117,774

Operating Expenses:
  Taxes                               $  254,925   $  262,573   $  270,450   $  278,563   $  286,920   $  295,528   $  304,394
  Insurance                           $   69,525   $   71,611   $   73,759   $   75,972   $   78,251   $   80,599   $   83,016
  Utilities                           $   92,700   $   95,481   $   98,345   $  101,296   $  104,335   $  107,465   $  110,689
  Repair & Maintenance                $   33,990   $   35,010   $   36,060   $   37,142   $   38,256   $   39,404   $   40,586
  Cleaning                            $   69,525   $   71,611   $   73,759   $   75,972   $   78,251   $   80,599   $   83,016
  Landscaping                         $   55,620   $   57,289   $   59,007   $   60,777   $   62,601   $   64,479   $   66,413
  Security                            $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   38,625   $   39,784   $   40,977   $   42,207   $   43,473   $   44,777   $   46,120
  General Administrative              $  247,200   $  254,616   $  262,254   $  270,122   $  278,226   $  286,573   $  295,170
  Management                          $   68,775   $   72,259   $   74,484   $   76,719   $   79,020   $   82,244   $   84,711
  Miscellaneous                       $        0   $        0   $        0   $        0   $        0   $        0   $        0
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------

Total Operating Expenses              $  930,885   $  960,232   $  989,097   $1,018,770   $1,049,333   $1,081,665   $1,114,115

  Reserves                            $   77,250   $   79,568   $   81,955   $   84,413   $   86,946   $   89,554   $   92,241
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------

Net Operating Income                  $  711,231   $  766,674   $  791,057   $  814,789   $  839,233   $  884,872   $  911,418

  Operating Expense Ratio (% of EGI)        54.1%        53.2%        53.1%        53.1%        53.1%        52.6%        52.6%
  Operating Expense Per Unit          $    3,013   $    3,108   $    3,201   $    3,297   $    3,396   $    3,501   $    3,606

YEAR                                   APR-2011     APR-2012     APR-2013     APR-2014
FISCAL YEAR                               8            9            10           11
REVENUE
  Base Rent                           $2,261,284   $2,329,122   $2,398,996   $2,470,966

  Vacancy                             $  180,903   $  186,330   $  191,920   $  197,677
  Credit Loss                         $   45,226   $   46,582   $   47,980   $   49,419
  Concessions                         $        0   $        0   $        0   $        0
                                      ----------   ----------   ----------   ----------
    Subtotal                          $  226,128   $  232,912   $  239,900   $  247,097

  Laundry Income                      $   25,577   $   26,344   $   27,134   $   27,948
  Garage Revenue                      $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $  120,575   $  124,193   $  127,918   $  131,756
                                      ----------   ----------   ----------   ----------
    Subtotal Other Income             $  146,152   $  150,537   $  155,053   $  159,704
                                      ----------   ----------   ----------   ----------

Effective Gross Income                $2,181,307   $2,246,746   $2,314,149   $2,383,573

Operating Expenses:
  Taxes                               $  313,526   $  322,931   $  332,619   $  342,598
  Insurance                           $   85,507   $   88,072   $   90,714   $   93,436
  Utilities                           $  114,009   $  117,430   $  120,952   $  124,581
  Repair & Maintenance                $   41,803   $   43,058   $   44,349   $   45,680
  Cleaning                            $   85,507   $   88,072   $   90,714   $   93,436
  Landscaping                         $   68,406   $   70,458   $   72,571   $   74,749
  Security                            $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   47,504   $   48,929   $   50,397   $   51,909
  General Administrative              $  304,025   $  313,146   $  322,540   $  332,216
  Management                          $   87,252   $   89,870   $   92,566   $   95,343
  Miscellaneous                       $        0   $        0   $        0   $        0
                                      ----------   ----------   ----------   ----------

Total Operating Expenses              $1,147,539   $1,181,965   $1,217,424   $1,253,947

  Reserves                            $   95,008   $   97,858   $  100,794   $  103,818
                                      ----------   ----------   ----------   ----------

Net Operating Income                  $  938,761   $  966,923   $  995,931   $1,025,809

  Operating Expense Ratio (% of EGI)        52.6%        52.6%        52.6%        52.6%
  Operating Expense Per Unit          $    3,714   $    3,825   $    3,940   $    4,058

                                                                Gross Residual                         Deferred
                                                                 Sale Price               $10,258,091   Maintenance       $        0
Estimated Stabilized NOI   $831,572    Sales                     Less: Sales Expense      $307,743      Add: Excess Land  $        0
                                        Expense Rate    3.00%
                                                                                          --------

Months to Stabilized             12    Discount Rate   11.00%   Net Residual Sale Price   $9,950,348   Other
                                                                                                         Adjustments      $        0
                                                                                                                          ----------
Stabilized Occupancy           92.0%   Terminal Cap             PV of Reversion           $3,504,358   Value
                                         Rate          10.00%                                            Indicated By
                                                                                                         "DCF"            $8,754,193
                                                                Add: NPV of NOI           $5,249,835        Rounded       $8,800,000
                                                                                          --------
                                                                PV Total                  $8,754,193

                          "DCF" VALUE SENSITIVITY TABLE

    TOTAL VALUE                                         DISCOUNT RATE
                        -----------------------------------------------------------------------------
                          10.50%       10.75%              11.00%             11.25%         11.50%
-----------------------------------------------------------------------------------------------------
              9.50%     $9,237,080   $9,086,210          $8,938,633         $8,794,266     $8,653,028
TERMINAL      9.75%     $9,138,127   $8,989,468          $8,844,048         $8,701,785     $8,562,600
   CAP       10.00%     $9,044,122   $8,897,564          $8,754,193         $8,613,929     $8,476,694
  RATE       10.25%     $8,954,703   $8,810,143          $8,668,721         $8,530,358     $8,394,978
             10.50%     $8,869,542   $8,726,884          $8,587,319         $8,450,767     $8,317,154

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 35
HAMPTON GREENS, DALLAS, TEXAS

INCOME LOSS DURING LEASE-UP

The subject is currently 85% occupied, below our stabilized occupancy projection. We have estimated a 12-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $59,000 as shown in the following table.

           DESCRIPTION                    YEAR 1
           -----------                    ------
"As Is" Net Operating Income            $ 711,231
Stabilized Net Operating Income         $ 776,496
                                        ---------
Difference                              $  65,265
PV of Income Loss During Lease-Up       $  58,797
                                        ---------
                          Rounded       $  59,000
                                        ---------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $123,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 36
HAMPTON GREENS, DALLAS, TEXAS

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
HAMPTON GREENS, DALLAS, TEXAS

                                 HAMPTON GREENS

                                                        TOTAL       PER SQ. FT.      PER UNIT    % OF EGI
REVENUE

   Base Rent                                         $1,912,356        $  8.83        $ 6,189

   Less: Vacancy & Collection Loss         10.00%    $  191,236        $  0.88        $   619

   Plus: Other Income

    Laundry Income                                   $   21,630        $  0.10        $    70      1.17%
    Garage Revenue                                   $        0        $  0.00        $    0       0.00%
    Other Misc. Revenue                              $  101,970        $  0.47        $   330      5.53%
                                                     ----------        -------        -------     -----
     Subtotal Other Income                           $  123,600        $  0.57        $   400      6.70%

EFFECTIVE GROSS INCOME                               $1,844,720        $  8.52        $ 5,970

OPERATING EXPENSES:
   Taxes                                             $  254,925        $  1.18        $   825     13.82%
   Insurance                                         $   69,525        $  0.32        $   225      3.77%
   Utilities                                         $   92,700        $  0.43        $   300      5.03%
   Repair & Maintenance                              $   33,990        $  0.16        $   110      1.84%
   Cleaning                                          $   69,525        $  0.32        $   225      3.77%
   Landscaping                                       $   55,620        $  0.26        $   180      3.02%
   Security                                          $        0        $  0.00        $     0      0.00%
   Marketing & Leasing                               $   38,625        $  0.18        $   125      2.09%
   General Administrative                            $  247,200        $  1.14        $   800     13.40%
   Management                              4.00%     $   73,789        $  0.34        $   239      4.00%
   Miscellaneous                                     $        0        $  0.00        $     0      0.00%

TOTAL OPERATING EXPENSES                             $  935,899        $  4.32        $ 3,029     50.73%

   Reserves                                          $   77,250        $  0.36        $   250      4.19%
                                                     ----------        -------        -------     -----

NET OPERATING INCOME                                 $  831,572        $  3.84        $ 2,691     45.08%

   "GOING IN" CAPITALIZATION RATE                          9.50%

   VALUE INDICATION                                  $8,753,385        $ 40.43        $28,328

   LESS: LEASE-UP COST                               ($  59,000)
   PV OF CONCESSIONS                                 ($ 123,000)

   "AS IS" VALUE INDICATION
      (DIRECT CAPITALIZATION APPROACH)               $8,571,385

                              ROUNDED                $8,600,000        $ 39.72        $27,832

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 38
HAMPTON GREENS, DALLAS, TEXAS

             DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE
CAP RATE          VALUE           ROUNDED         $/UNIT        $/SF
----------------------------------------------------------------------
  8.75%        $ 9,321,675      $ 9,300,000      $ 30,097      $ 42.95
  9.00%        $ 9,057,684      $ 9,100,000      $ 29,450      $ 42.03
  9.25%        $ 8,807,963      $ 8,800,000      $ 28,479      $ 40.64
  9.50%        $ 8,571,385      $ 8,600,000      $ 27,832      $ 39.72
  9.75%        $ 8,346,939      $ 8,300,000      $ 26,861      $ 38.33
 10.00%        $ 8,133,716      $ 8,100,000      $ 26,214      $ 37.41
 10.25%        $ 7,930,894      $ 7,900,000      $ 25,566      $ 36.48

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $8,600,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

     Discounted Cash Flow Analysis      $8,800,000
     Direct Capitalization Method       $8,600,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $8,700,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 39
HAMPTON GREENS, DALLAS, TEXAS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

      Cost Approach                 Not Utilized
Sales Comparison Approach            $ 8,500,000
Income Approach                      $ 8,700,000
Reconciled Value                     $ 8,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of April 28, 2003 the market value of the fee simple estate in the property is:

                                   $8,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
HAMPTON GREENS, DALLAS, TEXAS

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HAMPTON GREENS, DALLAS, TEXAS

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HAMPTON GREENS, DALLAS, TEXAS

                              SUBJECT PHOTOGRAPHS

[EXTERIOR BUILDING PICTURE]     [EXTERIOR APARTMENT & LAUNDRY BUILDINGS PICTURE]

[PARKING AREA VIEW PICTTURE]                          [ACROSS ROAD VIEW PICTURE]

[FRONT VIEW PICTURE]                                  [INTERIOR BEDROOM PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HAMPTON GREENS, DALLAS, TEXAS

                              SUBJECT PHOTOGRAPHS

[INTERIOR KITCHEN PICTURE]                   [EXTERIOR LAUNDRY BUILDING PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HAMPTON GREENS, DALLAS, TEXAS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HAMPTON GREENS, DALLAS, TEXAS

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     [PICTURE]                     [PICTURE]                     [PICTURE]
   COMPARABLE I-1               COMPARABLE I-2                 COMPARABLE I-3
ENFIELD APARTMENTS         STONEY CREEK APARTMENTS          SUNFLOWER APARTMENTS
  11330 Amanda Lane           11333 Amanda Lane             8401 Skillman Street
    Dallas, TX                     Dallas, TX                    Dallas, TX

         [PICTURE]                      [PICTURE]
     COMPARABLE I-4                  COMPARABLE I-5
 CANYON PARKE APARTMENTS         MEADOW CREEK APARTMENTS
   2202 Hollybush Drive             518 Tacoma Drive
        Dallas, TX                      Garland, TX

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HAMPTON GREENS, DALLAS, TEXAS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                         COMPARABLE
    DESCRIPTION                                SUBJECT                                      R- 1
==================================================================================================================
  Property Name               Hampton Greens                             La Prada Club
  Management Company          AIMCO                                      NA
LOCATION:
  Address                     10911 Woodmeadow Parkway                   1901 Pinehurst Lane
  City, State                 Dallas, Texas                              Dallas, TX
  County                      Dallas                                     Dallas
  Proximity to Subject                                                   0.25 Miles
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      216,528                                    N/A
  Year Built                  1985                                       1988
  Effective Age               18                                         15
  Building Structure Type     Brick                                      Wood/Brick
  Parking Type                Open                                       Covered, Open
  (Gr., Cov., etc.)
  Number of Units             309                                        Unk.
  Unit Mix:                           Type          Unit   Qty     Mo            Type              Unit  Qty   Mo
                              1  1 Br/1Ba - 1 A10    523    72   $ 413   1  1 Br/1Ba - A1           630       $590
                              2  1 Br/1Ba - 1 B10    652   126   $ 464   2  1 Br/1Ba - A2           647
                              3  1 Br/1Ba - 1 C10    745    30   $ 527   3  1 Br/1Ba - A3           729
                              4  1 Br/1Ba - 1 D10    748    27   $ 529   6  2 Br/2.5Ba - B1         987
                              5  2 Br/2Ba - 2 A20    892    18   $ 681   7  2 Br/2.5Ba - B2       1,059
                              6  2 Br/2Ba - 2 B20    958     6   $ 687
                              7  2 Br/2Ba - 2 C20  1,079    30   $ 712

  Average Unit Size (SF)      701
  Unit Breakdown:              Efficiency   0%    2-Bedroom  17%           Efficiency    N/A     2-Bedroom     N/A
                               1-Bedroom   83%    3-Bedroom   0%           1-Bedroom     N/A     3-Bedroom
CONDITION:                    Average                                    Average
APPEAL:                       Average                                    Average
AMENITIES:
Unit Amenities                    Attach. Garage      Vaulted Ceiling         Attach. Garage       Vaulted Ceiling
                                  Balcony          X  W/D Connect.            Balcony           X  W/D Connect.
                               X  Fireplace        X  Other                X  Fireplace            Other
                               X  Cable TV Ready                           X  Cable TV Ready
  Project Amenities            X  Swimming Pool                            X  Swimming Pool
                               X  Spa/Jacuzzi         Car Wash                Spa/Jacuzzi          Car Wash
                                  Basketball Court X  BBQ Equipment           Basketball Court     BBQ Equipment
                                  Volleyball Court    Theater Room            Volleyball Court     Theater Room
                                  Sand Volley Ball    Meeting Hall            Sand Volley Ball     Meeting Hall
                                  Tennis Court        Secured Parking         Tennis Court         Secured Parking
                                  Racquet Ball     X  Laundry Room            Racquet Ball      X  Laundry Room
                                  Jogging Track    X  Business Office         Jogging Track     X  Business Office
                               X  Gym Room                                 X  Gym Room
OCCUPANCY:                    85%                                        N/A
LEASING DATA:
  Available Leasing Terms     6-12 months                                6 and 12 months
  Concessions                 Lowered rental rates                       1 month free
  Pet Deposit                 250                                        350
  Utilities Paid by Tenant:    X  Electric            Natural Gas          X  Electric          X  Natural Gas
                               X  Water            X  Trash                X  Water             X  Trash
  Confirmation                                                           Greg
  Telephone Number                                                       972-686-1980
NOTES:
COMPARISON TO SUBJECT:                                                   Superior

                                                COMPARABLE                                   COMPARABLE
    DESCRIPTION                                    R - 2                                       R - 3
=========================================================================================================================
  Property Name               Honey Creek Apartments                         Greens Crossing
  Management Company          NA                                             NA
LOCATION:
  Address                     11611 Ferguson Road                            10700 Woodmeadow Apartments
  City, State                 Dallas, TX                                     Dallas, TX
  County                      Dallas                                         Dallas
  Proximity to Subject        0.75 Miles                                     0.25 Miles
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      N/A                                            105,824
  Year Built                  1989                                           1989
  Effective Age               14                                             14
  Building Structure Type     Wood/Brick                                     Wood/Brick
  Parking Type                Covered, Open                                  No Covered
  (Gr., Cov., etc.)
  Number of Units             Unk.                                           152
  Unit Mix:                              Type          Unit   Qty    Mo                Type         Unit     Qty      Mo
                              1    1Br/1Ba- A1          456         $445     1   1Br/1Ba- A1        514       24     $420
                                   1Br/1Ba- A2          521         $480     2   1Br/1Ba- A2        639       80     $  4
                              3    1Br/1Ba- A3          743         $558     3   1Br/1Ba- A3        723       16     $  5
                              5    1Br/Den/1Ba- A4      841         $710     4   2Br/2.5Ba- B1      940       16     $  6
                                   2Br/2Ba- B1          941         $735         2Br/2.5Ba- B2      985       16     $  7
                              6    2Br/2Ba- B2          996         $765
  Average Unit Size (SF)                                                     696
  Unit Breakdown:               Efficiency   N/A      2-Bedroom         N/A     Efficiency     0%     2-Bedroom      21%
                                1-Bedroom    N/A      3-Bedroom         N/A     1-Bedroom     79%     3-Bedroom       0%
CONDITION:                    Good                                           Good
APPEAL:                       Good                                           Good
AMENITIES:
Unit Amenities                     Attach. Garage       Vaulted Ceiling           Attach. Garage       Vaulted Ceiling
                                X  Balcony           X  W/D Connect.           X  Balcony              W/D Connect.
                                X  Fireplace            Other                  X  Fireplace            Other
                                X  Cable TV Ready                              X  Cable TV Ready
  Project Amenities             X  Swimming Pool                               X  Swimming Pool
                                   Spa/Jacuzzi          Car Wash                  Spa/Jacuzzi          Car Wash
                                   Basketball Court     BBQ Equipment             Basketball Court     BBQ Equipment
                                   Volleyball Court     Theater Room              Volleyball Court     Theater Room
                                   Sand Volley Ball     Meeting Hall              Sand Volley Ball     Meeting Hall
                                   Tennis Court      X  Secured Parking           Tennis Court         Secured Parking
                                   Racquet Ball      X  Laundry Room              Racquet Ball      X  Laundry Room
                                   Jogging Track     X  Business Office           Jogging Track     X  Business Office
                                X  Gym Room                                       Gym Room
OCCUPANCY:                    N/A                                            N/A
LEASING DATA:
  Available Leasing Terms     6,7,8 and 9 months                             7 and 12 months
  Concessions                 0 deposit                                      1 month free
  Pet Deposit                 250
  Utilities Paid by Tenant:     X  Electric             Natural Gas            X  Electric             Natural Gas
                                X  Water                Trash                     Water                Trash
  Confirmation                Gwenn                                          Nicole
  Telephone Number            972-686-4380                                   972-279-4018
NOTES:
COMPARISON TO SUBJECT:        Similar                                        Similar

                                              COMPARABLE                                  COMPARABLE
    DESCRIPTION                                  R - 4                                       R - 5
=======================================================================================================================
  Property Name               Honey Creek Apartments                         Greens Crossing Apartments
  Management Company          NA                                             NA
LOCATION:
  Address                     11611 Ferguson Road                            10700 Woodmeadow Apartments
  City, State                 Dallas, TX                                     Dallas, TX
  County                      Dallas                                         Dallas
  Proximity to Subject        0.75 Miles                                     0.25 Miles
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      487,368                                        N/A
  Year Built                  1989                                           1988
  Effective Age               14                                             15
  Building Structure Type     Wood/Brick                                     Brick/Wood
  Parking Type                No Covered                                     Covered, Open
  (Gr., Cov., etc.)
  Number of Units             656                                            364
  Unit Mix:                         Type           Unit    Qty      Mo              Type           Unit  Qty       Mo
                              1  1Br/1Ba- A1        518     84     $450      1    1Br/1Ba- 1A       512           $405
                              2  1Br/1Ba- A2        686    276     $503           1Br/1Ba- 1B       606           $455
                              3  1Br/1Ba- A3        759     96     $535      2    1Br/1Ba- 1C       667           $470
                              5  2Br/2.5Ba- B1      867    104     $655      3    1Br/1Ba- 1D       702           $485
                              6  2Br/2.5Ba- B2      953     96     $725      5    1Br/1Ba- 1E       852           $560
                                                                             6    2Br/2Ba- 2A       927           $720
                                                                                  2Br/2Ba- 2B       991           $750
                                                                             7    2Br/2Ba- 2C     1,067           $809
  Average Unit Size (SF)      743
  Unit Breakdown:               Efficiency      0%     2-Bedroom     30%       Efficiency    N/A     2-Bedroom      N/A
                                1-Bedroom      48%     3-Bedroom      0%       1-Bedroom     N/A     3-Bedroom      N/A
CONDITION:                    Average                                        Average
APPEAL:                       Average                                        Average
AMENITIES:
Unit Amenities                     Attach. Garage       Vaulted Ceiling        X  Attach. Garage       Vaulted Ceiling
                                X  Balcony           X  W/D Connect.           X  Balcony           X  W/D Connect.
                                X  Fireplace            Other                  X  Fireplace            Other
                                X  Cable TV Ready                              X  Cable TV Ready
  Project Amenities             X  Swimming Pool                               X  Swimming Pool
                                   Spa/Jacuzzi          Car Wash               X  Spa/Jacuzzi          Car Wash
                                   Basketball Court  X  BBQ Equipment             Basketball Court     BBQ Equipment
                                   Volleyball Court     Theater Room              Volleyball Court     Theater Room
                                   Sand Volley Ball     Meeting Hall              Sand Volley Ball     Meeting Hall
                                   Tennis Court         Secured Parking           Tennis Court      X  Secured Parking
                                   Racquet Ball      X  Laundry Room              Racquet Ball      X  Laundry Room
                                   Jogging Track     X  Business Office           Jogging Track     X  Business Office
                                   Gym Room                                    X  Gym Room
OCCUPANCY:                    N/A                                            N/A
LEASING DATA:
  Available Leasing Terms     6 and 12 months                                6 and 12 months
  Concessions                 $109 move in                                   Half of Deposit
  Pet Deposit                 400                                            300
  Utilities Paid by Tenant:     X  Electric             Natural Gas            X  Electric             Natural Gas X
                                X  Water                Trash                  X  Water                Trash
  Confirmation                Ariceli Garcia                                 Phillip
  Telephone Number            1-888-923-8207                                 972-279-1485
NOTES:
COMPARISON TO SUBJECT:        Similar                                        Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HAMPTON GREENS, DALLAS, TEXAS

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      [PICTURE]                  [PICTURE]                   [PICTURE]
   COMPARABLE R-1             COMPARABLE R-2               COMPARABLE R-3
   LA PRADA CLUB          OAK MEADOW APARTMENTS        GABLES POINT APARTMENTS
1901 Pinehurst Lane          11050 Woodmeadow        11111 Woodmeadow Apartments
    Dallas, TX                  Dallas, TX                  Dallas, TX

       [PICTURE]                        [PICTURE]
    COMPARABLE R-4                   COMPARABLE R-5
HONEY CREEK APARTMENTS              GREENS CROSSINGS
 11611 Ferguson Road            10700 Woodmeadow Parkway
      Dallas, TX                      Dallas, TX

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HAMPTON GREENS, DALLAS, TEXAS

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HAMPTON GREENS, DALLAS, TEXAS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HAMPTON GREENS, DALLAS, TEXAS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HAMPTON GREENS, DALLAS, TEXAS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
HAMPTON GREENS, DALLAS, TEXAS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Shayne Hatch provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.
                                                   /s/ Frank Fehribach
                                               ----------------------------
                                                   Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                                Appraiser #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HAMPTON GREENS, DALLAS, TEXAS

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HAMPTON GREENS, DALLAS, TEXAS

                             FRANK A. FEHRIBACH, MAI

                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                Mr. Fehribach has experience in valuations for resort
                           hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land;
                           regional malls; residential subdivision development;
                           and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                           Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                  University of Texas - Arlington
                              Master of  Science - Real Estate
                           University of Dallas
                              Master of Business Administration - Industrial Management
                              Bachelor of Arts - Economics

STATE                      State of Arizona
CERTIFICATIONS                Certified General Real Estate Appraiser, #30828
                           State of Arkansas
                              State Certified General Appraiser, #CG1387N
                           State of Colorado
                              Certified General Appraiser, #CG40000445
                           State of Georgia
                              Certified General Real Property Appraiser, #218487
                           State of Michigan
                              Certified General Appraiser, #1201008081
                           State of Texas
                              Real Estate Salesman License, #407158 (Inactive)
                           State of Texas
                              State Certified General Real Estate Appraiser,
                              #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HAMPTON GREENS, DALLAS, TEXAS

PROFESSIONAL               Appraisal Institute, MAI Designated Member
AFFILIATIONS               Candidate Member of the CCIM Institute pursuing
                           Certified Commercial Investment Member (CCIM) designation

 PUBLICATIONS              "An Analysis of the Determinants of Industrial
                           Property
                                 -authored with Dr. Ronald C. Rutherford and Dr.
                           Mark Eakin, The Journal of Real Estate Research, Vol.
                           8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
HAMPTON GREENS, DALLAS, TEXAS

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
HAMPTON GREENS, DALLAS, TEXAS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.